Exhibit (1)(1)

1775 I Street, N.W. Washington, DC 20006-2401 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

September 12, 2007

Aberdeen Australia Equity Fund, Inc.

800 Scudders Mill Road

Plainsboro, New Jersey 08536

Re:	Aberdeen Australia Equity Fund, Inc.:

Registration Statement on Form N-2

1933 Act File No. 333-142698

Ladies and Gentlemen:

We have acted as counsel to Aberdeen Australia Equity Fund, Inc., a Maryland corporation (the “Fund”), in connection with the above-captioned registration statement (“the “Registration Statement”). The Registration Statement relates to the offer and sale of 2,592,641 shares (the “Shares”) of common stock, $.01 par value per share, of the Fund, by Landesbank Berlin AG, a German banking organization which is a corporation formed under the laws of the Federal Republic of Germany.

In our capacity as counsel, we have examined the Fund’s charter and its bylaws, each as amended to date, and are familiar with the Fund’s corporate proceedings in connection with the authorization of the initial issuance and registration of the Shares. In rendering this opinion, we have also made such examination of law and of fact reasonably available to us as we have deemed necessary in connection with the opinion hereafter set forth.

Based upon such examination, it is our opinion that the issuance of the Shares has been duly authorized and the Shares are validly issued, fully paid and non-assessable.

We do not express any opinion as to matters governed by any laws other than the federal laws of the United States of America and the laws of the State of Maryland. As to matters involving the applications of laws of the State of Maryland, we have relied upon the opinion of Venable LLP dated September 4, 2007.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

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Aberdeen Australia Equity Fund, Inc. September 12, 2007 Page 2

This opinion is being furnished to you for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Dechert LLP